Exhibit 99.1

FOR IMMEDIATE RELEASE
Public Relations	Investor Relations
Contact: Mike Gilhooly	Contact: Monica Gould
Office: (312) 568-4230	Office: (212) 871-3927
Email: media@enova.com	Email: IR@enova.com

Enova International Celebrates First Day of Trading on NYSE

CHICAGO, Nov. 13, 2014—Enova International, Inc. (NYSE: ENVA), a leading online lending company, began trading today on the New York Stock Exchange (NYSE) under the ticker symbol “ENVA,” following the completion of its spin-off from Cash America International, Inc.  Enova was also added to the S&P SmallCap 600. Today’s launch is being celebrated by more than 1,000 Enova employees in the Chicago area who share a vision of closing the gap between the loans offered by traditional lenders and the credit some working and middle-class borrowers throughout the world need, but are unable to obtain from those lenders.

Enova uses its proprietary underwriting algorithms and technology-based marketing and servicing platforms to provide loans over the Internet to borrowers through their computers or mobile devices. Over the past 10 years, Enova has leveraged its flexible and scalable online business model to develop innovative new products and expand into new markets. In 2014 alone, Enova has initiated personal loan product pilots in the United Kingdom, as well as in China and Brazil with local partners, and a small business line of credit product pilot in the U.S. that provides alternative credit options for businesses.

“We believe our approach to applying technology, data, and analytics to the lending process allows us to serve creditworthy borrowers that are not being serviced by banks,” said Enova’s president and chief executive officer, David Fisher. “Our commitment to innovation and superior customer service has enabled our rapid growth. We look forward to serving more borrowers in more markets as we expand our current product offerings and develop new and innovative products for individuals and businesses throughout the world.”

Scott Cutler, executive vice president and head of global listings at NYSE added, “We welcome Enova to the NYSE family of listed companies and look forward to having a long term partnership with the company and its stockholders. The NYSE platform, which combines leading technology with the human participation of designated market makers, is a great fit to support Enova’s growth and vision to close the world's credit gap."

About Enova

Enova is a leading provider of online financial services to the large and growing number of customers who use alternative financial services because of their limited access to more traditional consumer credit. Today, Enova offers loans to customers in 34 states in the United States and in the United Kingdom, Australia and Canada; and it recently launched pilot programs in Brazil and China, as well as a line of credit product to serve the needs of small businesses in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans in order to offer customers credit when and how they want it. Headquartered in Chicago, Enova had approximately 1,100 employees serving its online customers across the globe as of September 30, 2014.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of Enova. The actual results of Enova could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in domestic and foreign consumer credit, tax and other laws and governmental rules and regulations applicable to Enova’s business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau in the United States and the Financial Conduct Authority in the United Kingdom, including the effect of and compliance with a consent order entered into with the Consumer Financial Protection Bureau in November 2013 and changes to Enova’s U.K. business practices as a result of adapting Enova’s business in response to the requirements of the Financial Conduct Authority; changes in the political, regulatory or economic environment in foreign countries where Enova operates or in the future may operate; risks related to the spin-off of Enova from Cash America; Enova’s ability to process or collect consumer loans through the Automated Clearing House system; the actions of third parties who provide, acquire or offer products and services to, from or for Enova; public and regulatory perception of Enova’s business, including its consumer loan business and its business practices; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect Enova, its products or its arbitration agreements; fluctuations, including a sustained decrease, in economic conditions; a prolonged interruption in Enova’s operations of its facilities, systems and business functions, including its information technology and other business systems; changes in demand for Enova’s services and changes in competition; Enova’s ability to maintain an allowance or liability for estimated losses on consumer loans that are adequate to absorb credit losses; Enova’s ability to attract and retain qualified executive officers; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets, including the debt and equity markets; changes in Enova’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber-attacks or fraudulent activity; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on Enova’s business or the markets in which it operates; and other risks and uncertainties indicated in Enova’s filings with the SEC. These risks and uncertainties are beyond the ability of Enova to control, nor can Enova predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.